[LETTERHEAD OF RYDER SCOTT]

Exhibit 23.3

CONSENT OF RYDER SCOTT COMPANY, L.P.

As independent petroleum engineers, we hereby consent to the incorporation by reference in this Form 10-K of Plains Exploration & Production Company, as well as in the Notes to the Consolidated Financial Statements included in such Form 10-K, information contained in our reserve reports as of December 31, 2002, December 31, 2001, and December 31, 2000 to the interests of Plains Exploration & Production Company and its subsidiaries (collectively the “Company”), relating to the estimated quantities of certain of the Company’s proved reserves of oil and gas and discounted future net income thereof for the specific periods cited. We further consent to references to our firm under the headings “Oil and Gas Reserves” and “Supplemental reserve information (unaudited)”.

/s/    RYDER SCOTT COMPANY, L.P.

Ryder Scott Company, L.P.

Houston, Texas

March 26, 2003

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